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                                                                    EXHIBIT 99.1
                                    netGuru
                                    -------

Bruce Nelson                                        Dan Matsui/Gene Heller
Chief Financial Officer                             Silverman Heller Associates
(714) 974-2500 x-5215                               (310) 208-2550


   NETGURU INC. CONSIDERS DELISTING AND TERMINATING SEC REPORTING OBLIGATIONS
       Board of Directors Continues Evaluating Sale, Merger Opportunities

Yorba Linda, Calif.--April 17, 2006--netGuru, Inc. (Company) (Nasdaq: NGRU) is considering delisting from Nasdaq and terminating its SEC reporting obligations, while its board of directors continues to evaluate opportunities to merge or sell all or part of its remaining operations.

Since November 2005, the special committee appointed by netGuru's board of directors has been evaluating strategic alternatives and options for the Company and its information technology, Web 4, and engineering business process outsourcing businesses. Discussions with a number of public and private entities continue to be held involving potential asset purchases, common stock purchases, and reverse mergers, but, to date, interest has been at levels substantially below valuation indicated by recent stock price.

Currently, the Company's cash position is approximately $3.3 million, of which $1.1 million remains restricted in connection with the sale of the REI division in November 2005, and another $1.4 million is reserved for operational commitments, leaving approximately $800,000 in working capital and accessible cash.

Revenues are not expected to measurably increase during the next six months and, although cost reductions have continued in force since before the sale of REI, ongoing operations continue to cause net cash usage. A substantial portion of those ongoing expenses is attributable to being a Nasdaq-listed and SEC-reporting company.

As a result, the board has determined that it may not be cost-effective for the Company to remain listed on Nasdaq and maintain full-reporting status relative to its remaining operations. Furthermore, as previously announced, the Company is not in compliance with Nasdaq's $1.00 minimum closing bid price requirement for continued listing on The Nasdaq Capital Market. Therefore, an alternative under consideration to conserve resources and avoid involuntary delisting is to voluntarily delist the Company's shares from trading on Nasdaq and terminate the Company's SEC reporting obligations under Sections 12 and 15 of the Securities Exchange Act of 1934.

Considering the rate of cash usage in light of the Company's current cash position, if a merger or sale on acceptable terms is not consummated within the next few months, the Company intends to proceed with steps to delist from Nasdaq and terminate its SEC reporting obligations if the Company is then eligible to do so.



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About netGuru
netGuru is an engineering services company offering engineering business process outsourcing (EBPO) services for the architecture, engineering, and construction (A/E/C) industry; document/project collaboration software/solutions for A/E/C companies, enterprise software providers, software integrators, and other businesses engaged in document/project-centric operations; and technical services and support. netGuru offices are located in the United States, Europe, and India. For more information, please visit www.netguru.com.


Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995:
With the exception of historical or factual information, the matters discussed in this press release, including without limitation, consideration to delist, consideration to terminate SEC reporting obligations, potential sale of all or part of the Company, level of interest relative to market value, present and future cash position, cash requirements, revenues, and timing of discussions and decisions regarding delisting and deregistration, are forward-looking statements that involve risks and uncertainties. Actual future results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the special committee's ability to identify, negotiate and consummate any divestiture or other strategic transaction, netGuru's ability to conserve resources and implement further reductions in ongoing expenses, legal and other restrictions on netGuru's ability to voluntarily delist and deregister its common stock, and other factors discussed in the "Risk Factors" Section of netGuru's Form 10-KSB for the fiscal year ended March 31, 2005, and other filings made with the U.S. Securities and Exchange Commission.